Exhibit 10.1

PARAMOUNT GOLD AND SILVER CORP.

(“Parent”)

and

PARAMOUNT GOLD DE MEXICO S.A. DE C.V.

(“Paramount Mexico”)

and

MINERA GAMA S.A. DE C.V.

(“Minera Gama”)

and

COEUR MEXICANA S.A. DE C.V.

(“Holder”)

ROYALTY AGREEMENT

December 16, 2014

TABLE OF CONTENTS

Article 1 DEFINITIONS		2
1.1	Defined Terms.	2
1.2	Rules of Interpretation.	5
Article 2 TERM		6
2.1	Term.	6
Article 3 ROYALTY		6
3.1	Grant of Royalty.	6
3.2	In-Kind Credit or Cash Payment.	7
3.3	Time and Manner.	8
3.4	Payment Accounting; Late Charges.	9
3.5	Hedging Transactions: Futures; Options; and, Other Trading.	10
3.6	Commingling.	10
3.7	Conduct of Operations.	11
3.8	Real Property Interest and Registration.	11
3.9	Tax and Additional Amounts	12
Article 4 Purchase Price and USE OF proceeds		13
4.1	Purchase Price.	13
4.2	Use of Proceeds.	13
Article 5 REPRESENTATIONS AND WARRANTIES		13
5.1	Representations and Warranties of Owners and Parent.	13
5.2	Representations and Warranties of Holder.	13
5.3	Survival of the Representations and Warranties.	13
Article 6 CONDITIONS TO CLOSING		14
6.1	Deliveries by the Owners.	14
6.2	Deliveries by Holder.	15
Article 7 covenants of parent and ownerS		15
7.1	Covenants of Parent and Owners.	15
Article 8 INDEMNIFICATION		16
8.1	Indemnity of Owners.	16
8.2	Indemnity of Holder.	16
8.3	Notice of and Defence of Third Party Claims.	16
8.4	Limitations.	17
8.5	No Duplication.	18
Article 9 BOOKS; RECORDS; CONFIDENTIALITY		18
9.1	Books and Records.	18
9.2	Reports.	18
9.3	Inspections.	19
9.4	Investor Tours; Use of Public Information; Securities Laws Compliance.	19
9.5	Confidentiality.	20

i

Article 10 COMPLIANCE WITH LAWS; RECLAMATION, ENVIRONMENTAL OBLIGATIONS, AND INDEMNITIES.		21
10.1	Compliance with Laws.	21
10.2	Reclamation, Environmental Obligations, and Indemnities.	21
Article 11 STOCKPILING.		22
11.1	Stockpiling.	22
Article 12 TAILINGS AND RESIDUES.		22
12.1	Tailings and Residues.	22
Article 13 TITLE MAINTENANCE AND TAXES; INSURANCE; ABANDONMENT.		22
13.1	Title Maintenance and Taxes.	22
13.2	Insurance.	23
13.3	Abandonment.	23
Article 14 RIGHT OF FIRST offer		23
14.1	Right of First Offer.	23
Article 15 Guarantee		24
15.1	Guarantee	24
Article 16 DISPUTE RESOLUTION.		25
16.1	Matters to be Arbitrated.	25
16.2	Procedure for Arbitration	25
16.3	Continuing Obligations.	25
Article 17 GENERAL PROVISIONS.		26
17.1	Additional Documents.	26
17.2	Assignment.	26
17.3	No Implied Covenants.	26
17.4	No Partnership.	26
17.5	No Fiduciary Obligations.	27
17.6	Governing Law.	27
17.7	Waiver.	27
17.8	Notices.	27
17.9	Entire Agreement.	28
17.10	Further Assurances.	28
17.11	Counterparts.	29
17.12	Severability.	29

SCHEDULE A  MINERAL PROPERTY
SCHEDULE B  REPRESENTATIONS AND WARRANTIES OF THE OWNERS AND PARENT
SCHEDULE C  REPRESENTATIONS AND WARRANTIES OF HOLDER
SCHEDULE D  PERMITTED ENCUMBRANCES
SCHEDULE E  USE OF PROCEEDS

ii

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT dated as of December 16, 2014.

B E T W E E N:

PARAMOUNT GOLD AND SILVER CORP.

(the “Parent”)

- and -

PARAMOUNT GOLD DE MEXICO S.A. DE C.V.

(“Paramount Mexico”)

- and -

MINERA GAMA S.A. DE C.V.

(“Minera Gama”)

- and -

COEUR MEXICANA S.A. DE C.V.

(the “Holder”)

WHEREAS:

A.	Paramount Mexico and Minera Gama (collectively, the “Owners”) are the owners of the Mineral Property (defined herein) known as the San Miguel Project;

B.	The Mineral Property is free and clear of any and all liens, charges, security interests, claims, mortgages and other encumbrances, save and except for the permitted encumbrances which are set forth in Schedule D attached hereto and forming a part hereof;

C.	The Owners seek to grant to Holder a certain net smelter returns royalty, all on and subject to the terms and conditions herein contained;

D.	Parent beneficially owns, directly or indirectly, all of the issued and outstanding voting securities and participating securities of the Owners and is willing to execute and deliver this Agreement to provide a guarantee to and in favour of Holder with respect to the covenants, obligations and indemnifications of the Owners as herein provided.

NOW THEREFORE in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Defined Terms.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise;

“Agreement” means this royalty agreement and all attached schedules, in each case as the same may be amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with the terms hereof;

“Applicable Law” or “Law” in respect of any person, property, transaction or event, means all laws, by-laws, statutes, codes, ordinances, regulations, treaties, judgements, notices, approvals, orders, decrees and applicable to that person, property, transaction or event and, in each case having the force of law, all applicable official directives, rules protocols, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Body having or purporting to have authority over that person, property, transaction or event;

“Business Day” means any day other than a Saturday or Sunday or a day that is a statutory holiday under the laws of Mexico, the United States or Canada;

“Change of Control” means Parent ceasing to beneficially own, directly or indirectly, all of the issued and outstanding voting securities and participating securities of either Owner;

“Claim” means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment, reassessment or notice of determination of loss;

“Effective Date” means the date hereof;

“Encumbrance” means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other Third Party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Existing Royalties” means the existing royalties granted in respect of the Mineral Property as set out in Schedule “A”;

“Governmental Body” means any national, state, regional, municipal or local government, governmental department, commission, board, bureau, agency, authority or instrumentality, or any person entitled under Applicable Law to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other person controlled by any of the foregoing;

“Holder” means Coeur Mexicana S.A. de C.V. and includes all of Holder’s successors-in-interest;

“Losses” means all damages, claims, losses, liabilities, fines, penalties and expenses (including all expenses of legal counsel and other advisors);

“Minera Gama” means Minera Gama S.A. de C.V. and includes all of Minera Gama’s successors-in-interest, including, inter alia, assignees, partners, joint venture partners, lessees and, when applicable, mortgagees;

“Mineral Property” means the properties collectively and commonly known as San Miguel, including all mineral concessions, mineral leases and other mining rights, concessions and interests listed in Schedule A, whether created privately or by the action of any Governmental Body, and includes any term extension, administrative correction, renewal, replacement, conversion or substitution of any such mineral concessions, mineral leases, and other mining rights, owned or in respect of which an interest is held, directly or indirectly, by Owners, Parent, or their respective Affiliates, including their respective successors and/or assigns at any time during the Term, whether or not such ownership or interest is held continuously, and the Mineral Property is depicted in the map included in Schedule “A”;

“Minerals” means all marketable naturally occurring metallic and non-metallic minerals or mineral bearing material in whatever form or state, including without limitation, any precious metal, any base metal, natural gas, petroleum, coal, diamonds, salt and rock, sand, gravel or aggregate, that is mined, extracted, removed, produced or otherwise recovered from the Mineral Property (other than any rock, sand, gravel or aggregate used in connection with the conduct of operations by Owners), whether in the form of ore, doré, concentrates, refined metals or any other beneficiated or derivative products thereof and including any such minerals or mineral bearing materials or products derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Mineral Property;

“Net Smelter Returns” has the meaning set out in Section 3.1(2)

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“Offtaker” means the counterparty to any Offtake Agreement;

“Offtake Agreement” means any refining, smelting, brokering, marketing and/or processing agreement entered into with respect to Minerals produced from the Mineral Property;

“Owners” means, collectively, Paramount Mexico and Minera Gama, and “Owner” means any one of them;

“Paramount Mexico” means Paramount Gold de Mexico, S.A. de C.V. and includes all of Paramount Mexico’s successors-in-interest, including, inter alia, assignees, partners, joint venture partners, lessees and, when applicable, mortgagees;

“Parent” means Paramount Gold and Silver Corp. and includes all of Parent’s successors-in-interest, including, inter alia, assignees, partners, joint venture partners, lessees and, when applicable, mortgagees;

“Party” or “Parties” means one or more of the persons or entities who or which are a party to this Agreement;

“Permitted Encumbrances” means any Encumbrance in respect of the Mineral Property constituted by one of the matters listed in Schedule D;

“Perpetual” means the duration of the concessions (concesiones mineras) and any other rights related to the Mineral Property and/or any subsequently issued concessions which substitute, extend, amend and/or otherwise restate, revise, alter or modify the mineral rights related to the concessions issued in connection with the Mineral Property;

“Prime Rate” means at any particular time, the annual rate of interest announced from time to time by the Bank of Canada, as a reference rate then in effect for determining floating rates of interest on Canadian dollar loans made in Canada;

“Processor” means, collectively, any mill, smelter, refinery or other processor of the Minerals that processes any Minerals to the final product stage before sale or other disposition by an Owner;

“Production” means either (i) the quantity of refined gold, silver, lead or zinc that is outturned to an Owner’s account by a Processor during a calendar month, or (ii) the recoverable and saleable quantity of gold, silver, lead or zinc contained in Minerals derived from operating the Mineral Property as a mine to which has been applied the least number of treatments or processes necessary to render the Minerals into a substance or state for which there is a commercially significant market of arm’s length sales or purchases between unrelated parties;

“Products” means all gold, silver, lead and zinc bearing ores mined, executed, extracted, recovered in soluble solution or otherwise recovered or produced from the Minerals and all concentrates and other mineral products, metals or minerals which are derived therefrom, whether on or off the Mineral Property, and includes for greater certainty all Production;

“Quarterly Production” means the gross amount of Products contained in the Production from the Mineral Property which were delivered and paid for (including any provisional payment) by a Processor or Offtaker during the preceding calendar quarter;

“Royalty” means the royalty described in Article 3 of this Agreement, together with all other rights of Holder in this Agreement;

“Royalty Purchase Price” has the meaning ascribed to that term in Section 4.1;

“Sale” means the transfer of title to Minerals by or on behalf of an Owner or any Affiliate of such Owner to an arm’s length Person and is deemed to include a deemed transfer of title to Minerals transported off the Mineral Property that such Owner elects to have credited to or held for their account by a smelter, refiner or broker, and is also deemed to include any Loss prior to any transfer or deemed transfer of title to Minerals and “Sold” means subject to a Sale;

“Spot Price” on any given date means:

(a)	in the case of Minerals that are gold, the price of gold in U.S. dollars on the London Metal Exchange afternoon fix on such date;

(b)	in the case of Minerals that are silver, the price of silver in U.S. dollars determined using the Handy & Harman quoted price of silver on such day as reported in the Wall Street Journal; and

(c)	in the case of all other Minerals, the price per unit in U.S. dollars for the relevant Minerals as quoted on the London Metal Exchange.

If for any reason the Wall Street Journal or the London Metal Exchange are no longer in operation, the “Spot Price” of such Minerals shall be determined by reference to the price of such Minerals on another commercial exchange mutually acceptable to the parties hereto. The exchange rate used to convert a “Spot Price” for Minerals from U.S. dollars to any other currency on a particular date shall be determined on the basis of the Bank of Canada noon exchange rate for U.S. dollars on such day;

“Third Party” means any Person other than a Party or an Affiliate of a Party; and

“Third Party Claim” means any Claim asserted by a Third Party against Paramount Mexico, Minera Gama or Parent.

1.2	Rules of Interpretation.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(1)	All references to a designated “Article”, “Section” or other subdivision or to a Schedule are to the designated Article, Section, or other subdivision of, or Schedule to, this Agreement.

(2)	The terms “Agreement”, “this Agreement”, “herein”, “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, Exhibit or Schedule.

(3)	The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(4)	Unless the context otherwise requires, any reference to gender includes all genders, and words importing the singular number only include the plural and vice versa.

(5)	The word “or” is not exclusive. The words “including”, “includes” and “include” means “including without limitation”.

(6)	All references to dollars or to “$” are expressed in United States currency unless otherwise specifically indicated.

(7)	In the event of and to the extent only of any conflict between the Sections of this Agreement and the Schedules, the Schedules will prevail over the Sections.

(8)	The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(9)	Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under generally accepted accounting principles applicable to such entity at the relevant time, in effect from time to time (which may be International Financial Reporting Standards), consistently applied, and all determinations of an accounting nature required to be made shall be made in a manner consistent with such applicable generally accepted accounting principles.

(10)	A reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time.

(11)	Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

(12)	In this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Chicago time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Chicago time) on the next Business Day.

ARTICLE 2
TERM

2.1	Term.

The term of this Agreement shall be Perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, this Agreement and the Royalty created hereby constitute grant of a vested interest in and to the Mineral Property and a covenant running with the land and all successions thereof whether created privately or through governmental action.

ARTICLE 3
ROYALTY

3.1	Grant of Royalty.

(1)	In consideration of the Royalty Purchase Price, the Owners shall pay to Holder a Perpetual royalty privileged and preferential in payment to (i) any other royalty, or other rights which may be assimilated to a royalty other than the Existing Royalties or royalties payable to Governmental Bodies, or (ii) any other contractual rights granted in respect of, or related to, the Mineral Property granted by an Owner or Parent to any Third Party in the aggregate amount of 0.7% of Net Smelter Returns from the sale or other disposition of Products produced from the Mineral Property determined in accordance with the provisions set forth in this Section and, if applicable, Article 12.

(2)	Net Smelter Returns shall be determined by multiplying (i) the Quarterly Production by (ii) the average Spot Price during the relevant time period, less the following expenses only:

(a)	direct charges in respect of smelting and refining (including handling, processing, interest, settlement fees, sampling, assaying and representation costs, umpire charges, weighing, loading, unloading, stockpiling and storage) and treatment charges and penalties at the smelter or refinery, including metal losses and penalties for impurities;

(b)	actual and direct costs of transportation (including freight, insurance, security, transaction charges, handling, port demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of ore, doré or concentrates from the mine site or other final processing plant to the place of sale; and

(c)	all taxes, including all sales, use, severance, net proceeds of mining and ad valorem taxes, government royalties and any other tax or governmental levy or fee based directly on or assessed against the value or quantity of Products produced from the Mineral Property but excluding any and all taxes based upon the net or gross income or outstanding capital of the Owners or other operator of the Mineral Property, the value of the Mineral Property or the privilege of doing business and other taxes assessed on a similar basis (including, without limitation, any export taxes and withholding taxes, as further described in Section 3.9).

(3)	In the event the refining of ore, doré or concentrates is carried out in facilities owned or controlled, in whole or in part, by an Owner, then charges and costs for such refining shall mean the amount such Owner would have incurred and would be deductible under this Agreement if such refining were carried out at facilities not owned or controlled by such Owner then offering comparable refining services for comparable products on prevailing market terms, but in no event greater than actual costs incurred by the Owner with respect to such refining.

(4)	In the event an Owner or any Affiliate of either Owner or Parent receives insurance proceeds for any Products that are lost or damaged, such Owner shall pay (or Parent will cause to be paid) to Holder an amount equal to the gross insurance proceeds which are received by such Person for such products that were lost or damaged multiplied by the Royalty rate.

(5)	All Royalty payments shall be made without deduction or set off for costs of production, smelting, milling, processing, transportation or other expenses whatsoever, except as specifically provided in this Agreement.

(6)	Any royalty or similar interest in or to the Mineral Property, or in and to any Minerals, granted by either Owner after the date hereof, shall contain a term to the effect that no payment thereof, in cash or product in kind, shall be made until the Royalty hereunder has been paid in full for the relevant time period.

3.2	In-Kind Credit or Cash Payment.

(1)	In respect of the Royalty, Holder shall receive the Royalty, at Holder’s election:

(a)	as an in-kind credit in the form of physical Products from the Processor credited directly to Holder’s account maintained with the Processor as directed by Holder; or

(b)	upon giving the required notice pursuant to Section 3.2(3) below to the Owners, as a cash payment by bank wire transfer or delivery of a cheque or draft payable by the Owners to Holder’s account with a bank to be designated in writing by Holder.

(2)	Where Holder is receiving the Royalty as an in-kind credit in the form of physical Product, the Royalty will not reflect the costs deductible in calculating Net Smelter Returns under this Agreement and therefore, subject to delivery of in-kind credits by the Processor pursuant to Section 3.3 below, within 30 days of receipt of statements respecting charges permitted under this Agreement, Holder shall remit a cash payment of an amount equal to its proportionate share of deductible costs permitted under this Agreement to the Processor.

(3)	In the event Holder wishes to receive the Royalty as a cash payment for a particular calendar quarter, Holder shall provide the Owners with written notice thereof not less than three months prior to such payment date.

(4)	The parties further agree that all Royalty payments due to Holder are the property of Holder at the time of production and are held by the Owners in trust for Holder until paid to Holder.

3.3	Time and Manner.

(1)	In-Kind Credits. For in-kind credits, the Processor shall credit the Royalty in accordance with written instructions given to the Processor by Holder as provided in Section 3.2(1)(a) on or before the last Business Day of the month immediately following the end of each calendar quarter during the term of this Agreement. Once the Processor has received instructions from Holder, such instructions shall remain in effect until the Processor has received different instructions from Holder. All contractual or other arrangements entered into by an Owner with the Processor shall contain provisions implementing the terms and conditions of payment set forth in Sections 3.2, 3.3 and 3.4 hereof and such Owner shall procure the written undertaking of the Processor contractually binding the Processor to perform in accordance with Sections 3.2, 3.3 and 3.4 in form and substance enforceable by Holder. The Owners acknowledge their primary obligation to pay the Royalty and that no undertaking by the Processor shall relieve the Owners of that obligation. Subject to Section 8.3, the Owners agree to jointly and severally indemnify, protect and defend Holder from and against (a) any Loss due to a decrease in the Spot Price arising from the Owners’ failure to deliver in-kind credits within the time periods provided by this Agreement for the period from the original due date to the date of delivery of said in-kind credits, and (b) other Losses arising from the default or failure of performance by the Processor hereunder or under any contractual or other arrangements entered into by either Owner with the Processor pursuant to or for the purposes of complying with Sections 3.2, 3.3 and 3.4 hereof. All costs charged by the Processor as a result of complying with the payment provisions of Sections 3.2, 3.3 and 3.4 shall be paid by Holder, and neither Owner shall have any liability or responsibility therefor.

(2)	Cash Payments. For cash payments, the Owners shall pay the Royalty in cash in accordance with written instructions given to the Owners by Holder as provided in Section 3.2(1)(b), on or before the last Business Day of the month immediately following the end of each calendar quarter during the term of this Agreement. Holder may, from time to time in its discretion, change the bank or account number for payment under Section 3.2(1)(b) by giving written notice thereof to the Owners.

3.4	Payment Accounting; Late Charges.

(1)	All in-kind credits or cash payments of the Royalty shall be accompanied by a detailed statement explaining the manner in which the credit/payment was calculated together with any available settlement sheets from the Processor. Such detailed statement shall include the following information:

(a)	the quantities of Products sold or otherwise disposed of by an Owner or the amount of such Products derived by, or credited to the account of, an Owner, as the case may be;

(b)	the quantities of Products to which such Royalty payment is applicable;

(c)	the calculation of the applicable Net Smelter Returns;

(d)	the Spot Price for Products;

(e)	deductions, if any, by any Processor;

(f)	invoices for all other costs applied to the Royalty;

(g)	measurements from any commingling of Minerals; and

(h)	the calculation of interest accrued on such Royalty payment, if any.

(2)	Within 30 days after December 31 of each year, the Owners shall prepare and deliver to Holder a statement for such four quarter period indicating:

(a)	the quantities of Products sold or otherwise disposed of by the Owners or the amount of Products derived by, or credit to the account of, the Owners, as the case may be;

(b)	the quantities of Products produced by the Owners from the Mineral Property;

(c)	the calculation of Net Smelter Returns;

(d)	the Spot Price for the Products;

(e)	deductions, if any, by the Processor;

(f)	invoices for all other costs applied to the Royalty;

(g)	measurements from any commingling of Minerals; and

(h)	the calculation of interest accrued on any Royalty payments, if any.

In the event the credit/payment of any Royalty is not made within the time set forth above, then the Owners shall pay interest on the delinquent credit/payment at the rate of interest equal to Prime Rate plus six percent per annum which shall accrue from the day the delinquent credit/payment was due to the date of credit/payment of the Royalty, late charge and accrued interest.  Such credits/payments and statements shall be deemed conclusively correct unless Holder objects to them in writing within 12 months after receipt thereof.  If Holder objects to a particular in-kind credit, cash payment or statement as herein provided, Holder will have the right, upon reasonable notice and at a reasonable time, to have the Owners’ accounts and records relating to the calculation of the Royalty in question audited by an independent chartered or certified public accountant knowledgeable in the mining industry selected by Holder, provided such auditor acknowledges in writing the confidentiality provisions set out in Section 9.5.  If such audit determines that there has been a deficiency or an excess in the in-kind credit or cash payment made to Holder, such deficiency or excess will be resolved by adjusting the next quarterly in-kind credit or cash payment due hereunder.  If production has ceased, settlement will be made between the Parties by cash payment.  Holder will pay all costs of such audit unless a deficiency of five percent (5%) or more of the amount due to Holder is determined to exist.  The Owners will pay the costs of such audit if a deficiency of five percent (5%) or more of the amount due is determined to exist.

3.5	Hedging Transactions: Futures; Options; and, Other Trading.

All profits and losses resulting from the Owners engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions (collectively “hedging transactions”), all of which Holder acknowledges and agrees that Owners are fully entitled to engage in, are specifically excluded from Royalty calculations pursuant to this Agreement.  All hedging transactions by the Owners and all profits or losses associated therewith, if any, shall be solely for Owners’ account.

3.6	Commingling.

Minerals produced from the Mineral Property may not be commingled with minerals from other properties unless Holder shall not be disadvantaged as a result of such commingling or the parties have entered into an agreement to compensate Holder for any such disadvantage.  Before any Minerals produced from the Mineral Property are commingled with minerals from other properties, the Minerals produced from the Mineral Property shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content.  Representative samples of the Minerals shall be retained by the Owners and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine metal, commercial minerals, other appropriate content and penalty substances, and gross metal or mineral content of the Minerals.  Detailed records shall be kept by the Owners showing measures, moisture, assays of metal, commercial minerals, other appropriate content and penalty substances, and gross metal or mineral content of the Minerals.  In connection with the foregoing in this Section 3.6, the Owners and Holder shall agree upon a sampling protocol prior to any commingling occurring.  The Owners agree to revisit the sampling protocol if Holder determines that circumstances have changed in order to ensure that the sampling protocol continues to provide for the accurate measurement and sampling of Minerals produced from the Mineral Property.  From this information, the Owners shall determine the amount of Royalty due and payable to Holder from Minerals produced from the Mineral Property commingled with minerals from other properties.

3.7	Conduct of Operations.

(1)	All decisions concerning methods, the extent, times, procedures and techniques of any (i) exploration, development and mining related to the Mineral Property, (ii) leaching, milling, processing or extraction treatment and (iii) materials to be introduced on or to the Mineral Property or produced therefrom and all decisions concerning the sale of disposition of ore and Products from the Mineral Property, shall be made by the Owners, acting reasonably and in accordance with good mining industry and engineering practices in the circumstances.

(2)	The Owners shall not be responsible for nor obliged to make any Royalty payments for Products or Products value lost in any mining or processing of the Products conducted in accordance with good mining practices. The Owners shall not be required to mine Products which under good mining industry practices cannot be mined and sold at a reasonable profit by the Owners at the time mined.

3.8	Real Property Interest and Registration.

(1)	It is the express intention of the Parties to this Agreement that the Royalty is an interest in and to real property, shall run with the title in and to the Mineral Property and be binding upon the successors in interest or title to the Mineral Property. The Royalty shall attach to any amendments, relocations or conversions of any mining concession, license, lease, permit, patent or other tenure comprising the Mineral Property, or to any renewals or extensions thereof. The Owners shall (i) cause the due registration of this Agreement and the Royalty, or notice of this Agreement and the Royalty, against the title to the Mineral Property to ensure that any successor or assignee or other acquirer of the Mineral Property, or any interest therein, shall have public notice of the terms of this Agreement and the Royalty and in order that Holder may cause to be registered a restriction on title to the Mineral Property restricting the sale, lease, transfer, charge or transfer of charge of the Mineral Property, in whole or in part, without the written consent of Holder pursuant to, and in accordance with, Section 17.2 of this Agreement, and (ii) cause any mining concession, license, lease, permit, patent or other tenure comprising the Mineral Property in which the Owners or Parent have or acquires an interest in to be registered in the name of an Owner as soon as reasonably practical.

(2)	With respect to the Mineral Property, Holder shall have only the rights and incidents of ownership of a non-executive royalty owner. Holder shall not have any possessory or working interest in the Mineral Property nor any of the incidents of such interest. By way of example but not by way of limitation, Holder shall not have (a) the right to participate in the execution of applications for authorities, permits or licenses, mining leases, options, farm-outs or other conveyances, except as deemed necessary by Holder to perfect or protect the Royalty, (b) the right to share in bonus payments or rental payments received as the consideration for the execution of such leases, options, farm-outs, or other conveyances, or (c) the right to enter upon the Mineral Property and prospect for, mine, drill for, or remove ores, minerals or mineral products therefrom except as provided in this Agreement.

3.9	Tax and Additional Amounts

(1)	All sums payable to or for the benefit of Holder hereunder shall be paid free and clear of, and without any deduction or withholding on account of, any tax, except to the extent required by Applicable Law.

(2)	If Parent makes a payment contemplated under this Royalty (including any payments made in kind) and is required by law to make any deduction or withholding on account of any Tax (i) Parent shall notify Holder of any such requirement or any change in any such requirement as soon as it becomes aware of it; (ii) Parent shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto; (iii) the amount payable by Parent in respect of which the relevant deduction, withholding or payment is required shall be increased by such amounts (“Additional Amounts”) to the extent necessary to ensure that, after the making of the deduction, withholding or payment for any Tax, Holder receives on the due date a net amount equal to what it would have received had no such deduction, withholding or payment for any Tax been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Parent shall deliver to Holder evidence satisfactory to Holder of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Body.

(3)	The Owners and Parent shall indemnify Holder for the full amount of any Tax arising in connection with payments made under this Royalty paid by Holder and for any reasonable expenses arising therefrom or with respect thereto, whether or not any such Tax was correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Owners or Parent shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of receipt of such certificate by the Owners or Parent.

(4)	If Taxes are required to be withheld or deducted from any payment made hereunder pursuant to applicable law or by the interpretation or administration thereof and Parent as the case may be, is required to pay Additional Amounts to Holder pursuant to this Section 3.9, then Holder shall use its commercially reasonable efforts to cooperate with Parent in taking any action to dispute, object to or appeal the liability of Holder for Tax or in claiming a refund of amounts remitted as Taxes (or any objection or appeal in connection therewith) (collectively, “Tax Proceedings”).

Without limiting the generality of the foregoing:

(a)	Holder agrees that Parent shall, at its own expense, have the right to initiate and conduct and have carriage and control of the Tax Proceedings and where necessary for the purposes of applicable law in the name of, and on behalf of, Holder;

(b)	Holder shall use its commercially reasonable efforts to do all acts and sign all documents that may be necessary in order to initiate or conduct the Tax Proceedings where such Tax Proceedings need to be initiated or conducted in the name of, or on behalf of, Holder; and

(c)	if Holder receives a refund of any amount with respect to Tax (including interest on such refund, if any) for which Parent grossed up Holder, Holder shall forthwith pay the amount of any such refund (including interest, net of taxes thereon, on such refund, if any), to such extent, to Parent and hereby assigns the right to any such refund, to such extent, to Parent.

For certainty, Holder shall provide any information regarding itself to Parent as may be reasonably necessary to permit Parent to comply with its withholding obligations and reasonably required to advance any Tax Proceedings. Parent shall not disclose any information provided herein without the express written consent of Holder, and shall not use any information provided under this Section 3.9(4) for any purpose other than in connection with the Tax Proceedings.

ARTICLE 4
PURCHASE PRICE AND USE OF PROCEEDS

4.1	Purchase Price.

In consideration of the granting of the Royalty to Holder, Holder shall pay, provided the deliveries set out in Section 6.1 have been made to Holder, $5,250,000 to the Owners on the Effective Date provided that each of the conditions precedent set out in Section 6.1 (the “Royalty Purchase Price”) have been satisfied, and otherwise on the date that is two Business Days following such satisfaction.

4.2	Use of Proceeds.

The Owners and Parent shall use the Royalty Purchase Price for the purposes set forth in Schedule E hereto.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Owners and Parent.

The Owners and Parent hereby, jointly and severally, represent and warrant to and in favour of Holder, as of the Effective Date, those statements set out in Schedule B hereto.

5.2	Representations and Warranties of Holder.

Holder hereby represents and warrants to and in favour of the Owners and Parent, as of the Effective Date, those statements set out in Schedule C hereto.

5.3	Survival of the Representations and Warranties.

(1)	The representations and warranties of the Parties set forth in this Agreement shall survive the completion of the transactions herein provided for and shall continue for the benefit of either Party for a period of two years from the Effective Date notwithstanding such completion and any inspections or inquiries made by or on behalf of such Party.

(2)	For greater certainty, the expiry of the survival period applicable to a representation or warranty shall be without prejudice to any claim for indemnification based on any inaccuracy or misrepresentation in such representation or warranty made prior to such expiry pursuant to this Agreement.

ARTICLE 6
CONDITIONS TO CLOSING

6.1	Deliveries by the Owners.

On the Effective Date, the Owners and Parent shall deliver to Holder the following each in a form and substance satisfactory to Holder, acting reasonably:

(a)	such instruments of sale, transfer, conveyance, assignment or delivery, in registrable form or otherwise, in respect of the Royalty, as Holder may reasonably require to assure the full and effective creation, sale, grant, and delivery of the Royalty to Holder, as contemplated in this Agreement;

(b)	an officer’s certificate dated as of the Effective Date, of each Owner and Parent as to: (i) its constating documents; (ii) a resolution of the board of directors of each Owner and Parent authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby; and (iii) incumbency signatures of the signatories of each Owner and Parent executing this Agreement;

(c)	a certificate of an officer of each Owner and Parent dated as of the Effective Date certifying for and on behalf of such Owner and Parent and not in the officer’s personal capacity that, to the knowledge of the person signing such certificate, after having made due and relevant inquiry:

(i)	no order or judgment of any court or any Governmental Body shall have been issued or made and no legal or regulatory requirement shall remain to be satisfied, in either case which has the effect of making void, unlawful or otherwise prohibiting the creation, grant or delivery of the Royalty, or any portion thereof as contemplated herein;

(ii)	all governmental approvals with respect to approval by any Governmental Body of creation, grant and delivery of the Royalty have been obtained; and

(iii)	no action or proceeding is pending or threatened by any person to enjoin, restrict or prohibit the creation, grant and delivery of the Royalty; and

(d)	opinions of the Owners’ and Parent’s counsel as to due authorization, execution and delivery of this Agreement and the Royalty and confirming the enforceability of this Agreement and due registration of the Royalty.

6.2	Deliveries by Holder.

On the Effective Date, Holder shall deliver to Paramount Mexico, on behalf of and as directed by the Owners, the following, dated as of the Effective Date, each in a form and substance satisfactory to the Owners, acting reasonably:

(a)	cheques, bank drafts or confirmations of wire transfer for the Royalty Purchase Price payable to Paramount Mexico or as directed by Paramount Mexico; and

(b)	such other instruments or documents, in registrable form or otherwise, in respect of the Royalty, as the Owners may reasonably require to assure the completion of the transactions contemplated by this Agreement, as contemplated by this Agreement.

ARTICLE 7
COVENANTS OF PARENT AND OWNERS

7.1	Covenants of Parent and Owners.

(1)	The Owners and Parent shall deliver or caused to be delivered to Holder as soon as it is available, and in any event within 30 days after the Effective Date, a notarized copy of the grant of irrevocable powers of attorney by the Owners to Holder for the registration of the Royalty or any other agreement contemplated in Section 6.1 and 7.1(2), in form and substance acceptable to Holder.

(2)	The Owners and Parent shall, within 30 days after the Effective Date, execute before a civil or commercial notary, the Spanish version of this Agreement or a short-form Royalty agreement replicating the terms and conditions of this Agreement, in either case which is to be prepared by Holder, at its cost, for execution.

(3)	Parent and the Owners, jointly and severally, covenant and agree to do all such acts and things and to not omit to do any acts or things as shall be necessary in order to: (i) maintain the mining concessions (concesiones mineras) and any other rights related to the Mineral Property in full force and effect pursuant to the term thereof and to not make any material amendments thereto without the prior written consent of Holder, and (ii) make all payments (Pagos de Derechos) and expenditures (Obras y Trabajos) as such shall become due pursuant to the mining concessions (concesiones mineras) and any other rights related to the Mineral Property. This covenant shall not merge on the execution and delivery of this Agreement. Any breach of this covenant shall be a breach of this Agreement. Holder expressly acknowledges that on September 2, 2013, Parent and the Owners applied to (i) reduce the number of hectares comprising concesiones mineras Témoris (T-232081) and Andrea (T-231075) and (ii) subsequently subdivide said concesiones mineras into nine (9) and fourteen (14) new concesiones mineras, respectively, prior to the Effective Date and that any reduction or subdivision of said concesions mineras arising from these applications shall not be considered to be a breach of this covenant.

(4)	The Parties agree that in no event shall the Owners have any duty or obligation, express or implied, to explore for, develop, mine or produce ores, minerals or mineral substances from the Mineral Property.

ARTICLE 8
INDEMNIFICATION

8.1	Indemnity of Owners.

Subject to Section 8.3, each of the Owners and Parent shall, jointly and severally, indemnify and save harmless Holder from and against all Losses directly or indirectly suffered or incurred by Holder, resulting from:

(a)	any inaccuracy or misrepresentation in any representation or warranty set forth herein or in any document or instrument delivered pursuant hereto;

(b)	any breach or non-performance by an Owner of any covenant or obligation to be performed by such Owner which is contained in this Agreement or in any document or instrument delivered pursuant hereto; and

(c)	operations conducted on or in respect of the Mineral Property by or on behalf of an Owner that result from or relate to the mining, handling, transportation, smelting or refining of the Minerals, including without limitation Losses, in any way arising from or connected with any non-compliance with environmental Laws.

8.2	Indemnity of Holder.

Holder shall indemnify and save harmless the Owners from and against all Losses directly or indirectly suffered by either or both of the Owners, up to a maximum of the Royalty Purchase Price, resulting from any inaccuracy or misrepresentation in any representation or warranty set forth herein or in any document or instrument delivered pursuant hereto.

8.3	Notice of and Defence of Third Party Claims.

(1)	If Holder receives written notice of the commencement or assertion of any Third Party Claim in respect of which Holder believes the Owners and Parent have liability under this Agreement, Holder shall give the Owners and Parent reasonably prompt written notice thereof. To the extent reasonable and practical given the information readily available to Holder, such notice to the Owners and Parent shall describe the Third Party Claim in reasonable detail and shall indicate (without prejudice to Holder’s rights) the estimated amount of the Loss that has been or may be sustained by the Recipient in respect thereof, provided that the failure to give such notice within such time period shall not reduce Holders rights hereunder, except to the extent of any actual prejudice suffered as a result of such failure due to the loss of substantive defences.

(2)	The Owners and Parent shall have the right, by giving notice to that effect to Holder not later than 30 days after receipt of such notice of such Third Party Claim and subject to the rights of any insurer or other Third Party having potential liability therefor, to elect to assume the defence of any Third Party Claim at the Owners’ and Parent’s own expense and by the Owners’ and Parent’s own counsel, provided that the Owners and Parent shall not be entitled to assume the defence of any Third Party Claim: (i) alleging any criminal or quasi-criminal wrongdoing (including fraud), or (ii) which impugns the reputation of Holder; or (iii) where the Third Party making the Third Party Claim is a Governmental Body (provided that, Owner and Parent shall be entitled to participate in any proceedings described in (iii) above at their own expense).

(3)	Prior to settling or compromising any Third Party Claim in respect of which the Owners and Parent have the right to assume the defence, the Owners and Parent shall obtain the consent, not to be unreasonably withheld, of Holder regarding such settlement or compromise. In addition, Holder shall be entitled to participate in (but not control) the defence of any Third Party Claim (and in so doing may retain its own counsel) at the sole cost and expense of Holder.

(4)	With respect to any Third Party Claim in respect of which Holder has given notice to the Owners and Parent pursuant to this Section 8.3 and in respect of which the Owners and Parent are not entitled to assume the defence or neither has elected to do so, the Owners and Parent may participate in (but not control) such defence assisted by counsel of their own choosing at the Owners’ and Parent’s sole cost and expense.

(5)	At their own cost and expense, the Owners, Parent and Holder shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim:

(a)	those employees whose assistance, testimony or presence is necessary to assist such Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by such Party for its use in defending any Third Party Claim,

and shall otherwise co-operate with the Party defending such Third Party Claim.

(6)	if the Owners and Parent elect to assume the defence of any Third Party Claim as provided in Section 8.3 and fail to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from Holder that Holder believes on reasonable grounds that the Owners and Parent have failed to take such steps, Holder may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Owners and Parent shall be liable for all reasonable costs and expenses paid or incurred in connection therewith.

(7)	Upon making a payment in full of any Loss, the Owners and Parent shall, subject to the rights of any insurers and to the extent of such Loss, be subrogated to all rights of Holder against any Third Party in respect of the Loss to which the Loss relates.

8.4	Limitations.

For greater certainty, the indemnities provided in this Agreement are limited to obligations, Claims (including administrative claims and claims for injunctive relief), Losses, costs, legal fees and costs through all levels of appeal and causes of action which may arise or which are asserted against the Owners, Parent or Holder, as a result of the relationships and transactions contemplated herein, and will not include any indemnity in respect of any Losses incurred by the Owners, Parent or Holder in any other capacity.

8.5	No Duplication.

Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article 8 shall be paid without duplication, and in no event shall Holder be indemnified under different provisions of this Agreement for the same Losses.

ARTICLE 9
BOOKS; RECORDS; CONFIDENTIALITY

9.1	Books and Records.

The Owners shall keep true and accurate books and records of all of its operations and activities on the Mineral Property and under this Agreement including the mining of Minerals therefrom and the mining, stockpiling, treatment, processing, refining and transportation of Minerals, prepared in accordance with good mining industry practice, consistently applied.  Such financial books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles consistently applied.  Holder may, at Holder’s sole expense, give notice to Owner that Holder desires to perform an audit or other examination of all of Owner’s books and records kept as required by this Agreement.  Holder shall promptly commence any such audits and shall diligently prosecute the same to conclusion.  If any such audits reveal that the Royalty payments for any calendar year are unpaid by more than 5%, Owner shall reimburse Holder for its reasonable costs incurred in such audit.

9.2	Reports.

(1)	Not later than 90 days following the end of each fiscal year, the Owners shall provide Holder with an annual report of all activities and operations conducted upon or with respect to the Mineral Property during the preceding fiscal year, including production, operating and capital costs and details of any changes to the mineral resources and reserves that occur in or on the Mineral Property. Such annual report shall also include estimates of proposed expenditures upon, anticipated production from, and estimated remaining ore reserves on the Mineral Property for the succeeding calendar year and the most current mine plans with estimated production, operating and capital costs.

(2)	The Owners shall provide Holder within 30 days of the end of each calendar quarter an estimate of the Royalty for the previous calendar quarter.

9.3	Inspections.

Subject to Section 9.4, Holder, or its authorized agents or representatives, on not less than three Business Days' notice to the Owners, may enter upon all surface and subsurface portions of the Mineral Property for the purpose of inspecting the Mineral Property, all improvements thereto and related operations, as well as inspecting and copying all records and data, including such records and data which are maintained electronically, pertaining to all activities and operations on or with respect to the Mineral Property, improvements thereto and related operations.  Holder shall further have the right to, at its own expense, (i) take samples from the Mineral Property or any stockpile or from any mill or Processor for purposes of assay verifications, and (ii) weigh or to cause the Owners to weigh all trucks transporting ore from the Mineral Property to any mill processing ore from the Mineral Property prior to dumping of such ore and immediately following such dumping.  Without limiting the generality of the foregoing, Holder shall have, at its own expense, the right to audit all invoices and other records relating to the transportation of Minerals from the Mineral Property to any Processor at which Minerals from the Property may be milled, smelted, concentrated, refined or otherwise treated or processed and relating to the transportation of Minerals in the form of concentrates, doré, slag or other waste products from any mill at which Minerals from the Mineral Property may be milled, to a Processor.  Holder, or its authorized agents or representatives, shall enter the Mineral Property at Holder’s sole risk and expense and may not hinder operations in any material respect on or pertaining to the Mineral Property. Holder shall indemnify, defend and hold the Owners harmless from any loss, liability, damage, claim or demand by reason of injury to Holder or the Owners or any of their respective employees, officers, directors, agents or representatives caused by Holder’s exercise of its rights herein.

9.4	Investor Tours; Use of Public Information; Securities Laws Compliance.

Upon no less than 15 Business Days’ notice to the Owners and not more frequently than semi-annually, Holder shall have the right to conduct an investors tour on the Mineral Property and facilities associated therewith; provided that such tours shall not unreasonably interfere with the Owners’s activities and operations.  Such investors tours shall be at the sole risk and expense of Holder and its invitees, and Holder shall (a) comply and request that its invitees comply with the policies and procedures that the Owners apply to its own invitees; (b) give the Owners prompt notice of any injuries, property damage or environmental harm that may occur during such visit; and (c) indemnify, defend and hold the Owners harmless from any loss (excluding loss of profit), liability, damage, claim or demand by reason of injury to Holder or the Owners or any of their respective invitees, employees, officers, directors, agents, or representatives caused by Holder’s exercise of its rights under this Section.  In order to comply with NI 43-101 and similar or other rules, regulations or aspects of securities laws generally applicable to Holder or its affiliates and its public disclosure obligations, Holder shall have the right of access to such data and analyses and the right to perform such inspections as it considers necessary or convenient, acting reasonably, relating to the operations on the Mineral Property or respecting the facilities, and Owners agree to cooperate fully with Holder and in a timely manner to facilitate necessary access to data and personnel to accommodate such compliance by Holder or any affiliate of Holder. In addition, if the Owners produces or causes to be produced a NI 43-101 compliant technical report (or similar report), and is so requested by Holder, the Owners shall use their reasonable commercial efforts to cause the author(s) of such report to enter into an engagement letter with Holder to provide for (i) a copy of such report to be addressed to Holder, (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to Holder, and (iii) the authors of the report to produce such other consents in connection with the use of or reliance upon such report by Holder and its affiliates from time to time or in their public disclosure as may be required by Holder or its affiliates.  Notwithstanding the foregoing, if Holder or any of its affiliates chooses or is required to produce its own NI 43-101 compliant technical report (or similar report), the Owners shall give access to Holder (or its affiliates or its or their external consultants) and permit inspections by Holder (or its affiliates or its or their external consultants) as indicated above in this Section 9.4 for the purposes of Holder (or its affiliates or its or their external consultants) preparing such a report.

9.5	Confidentiality.

(1)	No Party shall, without the express written consent of the other Parties (which consent shall not be unreasonably withheld), disclose any material non-public information in respect of the terms of this Agreement or otherwise received under or in conjunction with this Agreement and, in the case of Holder, concerning Products and operations on the Mineral Property, other than to its employees, agents and/or consultants for purposes related to the administration of this Agreement and no Party shall issue any press releases concerning the terms of this Agreement or, in the case of Holder, in respect of the operations of the Owners, without the consent of the other Party after such Party having first reviewed the terms of such press release. Each Party agrees to reveal such information only to its employees, agents and/or consultants who need to know and who are informed of the confidential nature of the information. In addition, neither Party shall use any such information for its own use or benefit except for the purpose of enforcing its rights under this Agreement.

(2)	The restriction on disclosure of material non-public information by this Section 9.5 does not apply to information: (a) that is or becomes known to the public through no fault of the Parties, (b) the Party rightfully possessed such information before receiving it from or on behalf of the other Party, or (c) such information is subsequently disclosed to the Party by a Third Party who is not under an obligation of confidentiality.

(3)	The Parties may disclose data or information obtained under or in conjunction with this Agreement and otherwise prohibited from disclosure by this Section 9.5:

(a)	to any third person to whom such Party in good faith anticipates selling or assigning its interest hereunder; or

(b)	to a prospective lender;

provided that in each case such Third Party purchaser or lender shall first have executed a confidentiality agreement which agreement shall include the confidentiality provisions of this Section.

(4)	The Parties may disclose data or information obtained under this Agreement in compliance with applicable laws, rules, regulations or orders of a Governmental Body or stock exchange having jurisdiction over such Parties, provided that such Party shall disclose only such data or information as, in the opinion of its counsel, is required to be disclosed and provided further that where possible (time permitting after reasonable efforts on the part of such disclosing Party) the other Party shall be given the right to review and object to the data or information to be disclosed prior to any public release subject to any reasonable changes proposed by such other Party.

(5)	For greater certainty, the Owners agree that Holder shall be entitled to disclose Royalty payment figures and publicly available reserve and resource estimates and production guidance in respect of the Mineral Property without the consent of the Owners; provided that the requirement that such information be publicly disclosed by the Owners prior to disclosure by Holder shall no longer apply in the event Parent ceases to be a reporting issuer or equivalent under applicable securities Laws.

(6)	All announcements, public notices, or other disclosures of any kind, whether public or private, to third parties and all other publicity concerning the matters contemplated by this Agreement by the Owners or Parent shall be provided to Holder for its review prior to release of such announcement, notice or disclosure by the Owners or Parent, unless it is determined, in good faith, that there is not sufficient timing for such review in order to comply with Applicable Laws.

ARTICLE 10
COMPLIANCE WITH LAWS; RECLAMATION, ENVIRONMENTAL OBLIGATIONS, AND INDEMNITIES.

10.1	Compliance with Laws.

The Owners shall at all times materially comply with all applicable present or future federal, provincial, state and local Laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines relating to operations and activities on or with respect to the Mineral Property; provided, however, the Owners shall have the right to contest any of the same if such contest does not jeopardize the Mineral Property or Holder's rights thereto under this Agreement.

10.2	Reclamation, Environmental Obligations, and Indemnities.

The Owners shall, from and after the Effective Date, timely and fully perform all reclamation required by all Governmental Bodies pertaining or related to the Owners’s operations or activities on or with respect to the Mineral Property or required under this Agreement. The Owners from and after the Effective Date, covenant and agree not to undertake, cause, suffer, or permit any condition or activity at, on or in the vicinity of the Mineral Property which constitutes or results in a violation of or liability under any applicable environmental Laws, permits, certificates, licenses and other environmental requirements (collectively “Environmental Obligations”) in any material respect.  From and after the Effective Date, and in the event an Owner (i) fails to comply in any material respect with any Environmental Obligations, (ii) undertakes any activity giving rise to material liability under any Environmental Obligations except as otherwise permitted or authorized by one or more Governmental Bodies or by Laws, or (iii) otherwise breaches any Environmental Obligations in any material respect, such Owner shall promptly remedy and correct such failure to comply, satisfy such liability, cure (whether through remediation, payment of penalties or otherwise) such breach and satisfy all obligations in connection therewith.  The Owners covenant and agree, subject to Section 8.3, to indemnify, defend and hold Holder harmless from any and all obligations, Claims (including administrative claims and claims for injunctive relief), Losses (excluding loss of profits), costs, legal fees and costs through all levels of appeal and causes of action asserted against Holder related to (i) the Owners’s failure to comply with and satisfy Environmental Obligations, and (ii) any and all liability under any applicable environmental Laws, permits, certificate, licenses and other environmental requirements with respect to the Mineral Property relating to any condition or activity which occurred or arose prior to the date this Agreement takes effect.

ARTICLE 11
STOCKPILING.

11.1	Stockpiling.

The rights of the Owners to stockpile, store or place Minerals off of the Mineral Property pursuant to any of the provisions of this Agreement shall not be exercisable until the Owners have first secured from the property owner where such stockpiling, storage or placement is to occur a written agreement in recordable form which provides that Holder's rights to the Minerals shall be preserved.  Such agreement shall provide, inter alia, that (i) Holder's rights pursuant to this Agreement, insofar as they are applicable, shall continue in full force and effect with respect to Products from the Mineral Property; (ii) Holder's rights in and to the Products shall be the same as if the Products were situate on the Mineral Property; (iii) Holder's rights set forth in this Article 11 shall have precedence over the rights to the Products of the property owner where the Products are stockpiled, stored or placed, as well as the creditors of the said property owner; (iv) the agreement shall be irrevocable as long as the Products from the Mineral Property, or any part thereof, remains on the property not part of the Mineral Property; and (v) Holder shall have substantially similar access rights and obligations as provided in Section 9.3.

ARTICLE 12
TAILINGS AND RESIDUES.

12.1	Tailings and Residues.

All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively “Materials”) resulting from an Owner’s operations and activities on the Mineral Property shall be the sole property of such Owner, but shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Products.  Notwithstanding the foregoing, the Owners shall have the right to dispose of Materials from the Mineral Property on or off of the Mineral Property and to commingle the same with Material from other properties.  In the event Materials are processed or reprocessed, as the case may be, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

ARTICLE 13
TITLE MAINTENANCE AND TAXES; INSURANCE; ABANDONMENT.

13.1	Title Maintenance and Taxes.

(1)	Subject to Section 7.1(3), from the date this Agreement takes effect, the Owners shall maintain title in and to the Mineral Property, including without limitation, paying when due all mining duties on or with respect to the Mineral Property and doing all things and making all payments and investments necessary or appropriate to maintain the right, title, and interest of the Owners and Holder, respectively, in the Mineral Property under this Agreement.

13.2	Insurance.

The Owners shall purchase or otherwise arrange at its own expense and shall keep in force at all times, directly or through the services of an independent contractor, insurance against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar operations, including workers compensation insurance and commercial general liability ("CGL") insurance against claims for bodily injury or death or property damage arising out of or resulting from the Owners’s activities or operations on or with respect to the Mineral Property.  The amount of workers compensation insurance shall be as set by Laws, and the amount of CGL insurance shall be in such amount as will adequately protect the Owners, Holder, the Royalty and the Mineral Property in Holder’s reasonable judgment from any and all claims, liabilities and damages which may reasonably be expected to arise with respect to this Agreement or the Property and that can be covered by CGL insurance.

13.3	Abandonment.

In the event an Owner intends to abandon any of the mining concessions comprising a portion or all of the Mineral Property (“Abandonment Property”), such Owner shall first give notice of such intention to Holder at least 90 days in advance of the proposed date of abandonment.  If, not later than 10 days before the proposed date of abandonment, the Owner receives from Holder written notice that Holder desires the Owner to convey the Abandonment Property to Holder or an assignee, the Owner shall, without additional consideration and provided Holder assumes all obligations and liabilities with respect thereto in form and substance satisfactory to such Owner, convey the Abandonment Property in good standing, without warranty, to Holder and shall thereafter have no further obligation to maintain the title to the Abandonment Property.  If Holder does not give such notice to the Owner within the prescribed period of time, the Owner may abandon the Abandonment Property and shall thereafter have no further obligation to maintain the title to the Abandonment Property; provided, however, that if an Owner, Parent or any affiliate of either reacquires a direct or indirect interest in any of the ground covered by the Abandonment Property at any time following abandonment, the production of Products from such ground shall be subject to the Royalty and this Agreement. The Owner shall give written notice to Holder within 10 days of any such reacquisition.

ARTICLE 14
RIGHT OF FIRST OFFER

14.1	Right of First Offer.

(1)	If the Owners or Parent, or any of their respective Affiliates, proposes, within one year from the Effective Date, to sell to any person a new or existing royalty, a participating interest based on production, a stream or enter into any other similar transaction involving the Mineral Property (the “Offered Interest”), the Owners or Parent shall first offer the Offered Interest to Holder, by promptly sending written notice (an “Offer Notice”) to Holder setting forth the terms and conditions of the proposed transaction (the “Transaction”) to be entered into in respect of the Offered Interest.

(2)	Upon delivery of the Offer Notice, such offer shall be irrevocable unless and until the right of first offer provided for herein shall have been waived or shall have expired. For a period of 30 days from the date of receipt of the Offer Notice (the “ROFO Period”), Holder shall have the right, but not the obligation, to purchase the Offered Interest at a purchase price and on the terms and conditions set forth in the Offer Notice (the “ROFO”). The ROFO shall be exercisable by delivering written notice to Owner prior to the expiration of the ROFO Period. Failure by Holder to respond within the ROFO Period shall be deemed to be a waiver of Holder’s option to acquire such interest.

(3)	Upon waiver of the ROFO or expiry of the ROFO Period, the Owners or Parent shall have the right to sell the Offered Interest on terms not less favourable than as set forth in the Offer Notice.

(4)	The closing of the Transaction with either (i) Holder pursuant to its exercise of the ROFO, or (ii) a Third Party on terms and conditions no less favourable to the Owners or Parent than as set out in the Offer Notice, shall be held on or before the 120th day (or such later day as is necessary to obtain requisite consents and approvals) after the receipt of the Offer Notice. If the closing of the Transaction with a Third Party is not completed within such 120 day period, the Owners or Parent must again comply with the provisions of this section with respect to the sale of the Offered Interest.

ARTICLE 15
GUARANTEE

15.1	Guarantee

(1)	Parent shall cause the Owners to comply with all of their obligations under this Agreement.

(2)	Parent unconditionally and irrevocably guarantees and agrees to be jointly and severally liable with the Owners for, the due and punctual performance of all obligations and covenants of the Owners arising under this Agreement, upon the terms and subject to the conditions of this Agreement.

(3)	If any obligation is not duly performed by an Owner and is not performed under this section by Parent for any reason whatsoever, Parent will, as a separate and distinct obligation, indemnify and save harmless Holder from and against all Losses resulting from the failure of such Owner to perform such obligations. If any such obligation is not duly performed by the Owner and is not performed by Parent under this section or Holder is not indemnified under the immediately preceding sentence, in each case, for any reason whatsoever, such obligation will, as a separate and distinct obligation, be performed by Parent as primary obligor.

(4)	The liability of Parent under this Article will be for the full amount of the obligations without apportionment, limitation or restriction of any kind, will be continuing, absolute and unconditional and will not be affected by any applicable law, or any other act, delay, abstention or omission to act of any kind by Holder or any other person, that might constitute a legal or equitable defence to or a discharge, limitation or reduction of Parent’s obligations hereunder.

(5)	The liability of Parent under this Article will not be released, discharged, limited or in any way affected by anything done, suffered, permitted or omitted to be done by Holder in connection with any duties, obligations or liabilities of the Owners or Parent to Holder.

(6)	Holder will not be bound or obligated to exhaust its recourse against the Owners or other persons or take any other action before being entitled to demand payment from Parent under the section.

(7)	In any claim by Holder against Parent under this section, Parent may not claim or assert any set-off, counterclaim, claim or other right that either Parent or the Owners may have against Holder, any of its subsidiaries or any directors, employees or officers thereof.

ARTICLE 16
DISPUTE RESOLUTION.

16.1	Matters to be Arbitrated.

Any dispute, controversy or claim arising under or on connection with this Agreement or any document, instrument or agreement delivered pursuant hereto, the resolution of which is not provided for in this Agreement and which cannot be resolved or settled by the Parties, shall be settled by arbitration in accordance with this Article 16 upon written notice by a Party to the other.

16.2	Procedure for Arbitration

(1)	Any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally resolved by arbitration under the International Commercial Arbitration Rules of Procedure of the New York International Commercial Arbitration Centre (the “Rules”) as are in force at the time of any such arbitration. For the purpose of such arbitration, there shall be three arbitrators appointed in accordance with the Rules. The appointing authority shall be the New York International Commercial Arbitration Centre. The place of arbitration shall be in New York, NY. All arbitration proceedings shall be conducted in the English language.

(2)	All matters relating to any dispute, controversy or claim which is the subject matter or arbitration hereunder, including all submissions made to the arbitrators and the decision of the arbitrators, shall be treated as confidential by the Parties and the Parties shall, and shall cause any witnesses, counsel or professional advisers retained in connection with such an arbitration to, maintain all such matters in strict confidence until the arbitrator has made its decision.

(3)	The prevailing Party in any arbitration proceedings (or litigation) shall, in addition to any other relief awarded by the arbitrators (or court) be entitled to a judgment against the non-prevailing Party for reasonable attorneys’ fees and cost incurred in such proceedings or litigation.

16.3	Continuing Obligations.

Pending settlement of any dispute, controversy or claim, the Parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an award rendered in an arbitration settling such dispute, controversy or claim.

ARTICLE 17
GENERAL PROVISIONS.

17.1	Additional Documents.

The Parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

17.2	Assignment.

(1)	The Owners and Parent shall not, directly or indirectly, Encumber, sell, option, assign, lease, license, transfer or otherwise dispose of, the Mineral Property or any material portion thereof (other than pursuant to an internal reorganization or to or with an affiliate or subsidiary of the Owners or Parent provided such affiliate or subsidiary first enters into an agreement, in form satisfactory to Holder, under which such party assumes the Owners’s obligations to Holder under the Agreement) without the prior written consent of Holder, such consent not to be unreasonably withheld. Any sale, option, assignment, lease, license, transfer or other disposition which does not comply with the terms of this Agreement shall be null and void and of no force or effect.

(2)	Notwithstanding 17.2(1), the Owners may Encumber the Mineral Property in order to obtain project finance or other financing for the development of the Mineral Property; provided, that any such Encumbrance shall provide for the lender’s express agreement to assume, perform and be bound by this Agreement and the Royalty; and provided further, that in connection with any Encumbrance, the Owners will use their commercially reasonable best efforts to obtain a “recognition agreement”, providing generally that the rights of Holder under this Agreement and the Royalty shall not be disturbed in the event of a foreclosure or other enforcement action with respect to any such Encumbrance and that if the Royalty is terminated as a result of any such enforcement action, any new owner of the Mineral Property will execute a new royalty agreement on substantially the same terms as those contained in this Agreement.

(3)	The Owners and Parent shall not allow a Change of Control of the Owners without the prior written consent of Holder, such consent not to be unreasonably withheld.

(4)	Holder may, in its sole discretion, Encumber, assign, transfer or otherwise convey this Agreement or all or any of its rights in the Royalty to any of its respective affiliates or any other Third Party without the prior written consent of the Owners.

17.3	No Implied Covenants.

The Parties agree that no implied covenants or duties relating to or affecting any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

17.4	No Partnership.

Nothing in this Agreement shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership or agency relationship between Parties.

17.5	No Fiduciary Obligations.

Nothing in this Agreement shall constitute any Party to this Agreement a fiduciary in relation to any other Party to this Agreement.

17.6	Governing Law.

This Agreement is to be governed by and construed under the laws of New York (without regard to its laws relating to any conflicts of laws).

17.7	Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the Party to be bound by the waiver.  A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

17.8	Notices.

Unless otherwise provided in this Agreement, any notice or other correspondence required or permitted by this Agreement shall be deemed to have been properly given or delivered when made in writing and hand-delivered to the Party to whom directed, or when sent by certified mail, electronic facsimile transmission, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a facsimile or telegram, confirmation of delivery), and addressed to the Party to whom directed at the following address:

(a)	Owners or Parent:

c/o Paramount Gold and Silver Corp.
665 Anderson Street
Winnemucca, Nevada 89445

Attention: Chris Crupi
Facsimile: 775. 304.3603

With a copy to:

Gowling Lafleur Henderson LLP
2600 – 160 Elgin Street
Ottawa, Ontario K1P 1C3

Attention: Michael Clancy
Facsimile: 613.563.9869

(b)	Holder:

5500-401 Ave. Valle Escondido
Punto Alto E2
El Saucito, Chihuahua  31125 Mexico

Attention: Peter Mitchell, Vice-President
Email: pmitchell@coeur.com

With a copy to:

Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603

Attention: General Counsel
Facsimile: 312.489.5899

Either Party may change its address for the purpose of notices or communications by furnishing notice thereof to the other Party in the manner provided in this Section.  Any notice or other communication given in accordance with this section, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 pm at the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery.  Any notice of communication which is transmitted by facsimile transmission or electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 pm at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

17.9	Entire Agreement.

This Agreement contains the entire agreement between Parties, and no oral agreement, promise, statement or representation which is not contained herein shall be binding on the Parties unless subsequently reduced to writing and signed by the Parties.  The provisions of this Agreement shall supersede all previous oral or written agreements between the Parties hereto.

17.10	Further Assurances.

From time to time, each Party shall, at the request of the other Party and with reasonable diligence, do all things and provide all assurances as may be reasonably required to carry out the obligations contemplated by this Agreement, and each Party shall, at the request of the other Party and with reasonable diligence, execute and deliver such additional documents or instruments as may be reasonably necessary to carry out the terms of this Agreement.

17.11	Counterparts.

This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of the Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

17.12	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

(Signature page follows)

IN WITNESS WHEREOF, Parent, the Owners and Holder have executed this Agreement effective on the date set forth above.

PARAMOUNT GOLD AND SILVER CORP.

By:	/s/ Carlo Buffone
Name: Carlo Buffone
Title: Chief Financial Officer

PARAMOUNT GOLD DE MEXICO S.A. DE C.V.

By:	/s/ Carlo Buffone
Name: Carlo Buffone
Title: Chief Financial Officer and Treasurer

MINERA GAMA S.A. DE C.V.

By:	/s/ Carlo Buffone
Name: Carlo Buffone
Title: Chief Financial Officer and Treasurer

COEUR MEXICANA DE MEXICO, S.A. DE C.V.

By:	/s/ Peter C. Mitchell
Name: Peter C. Mitchell
Title: Vice President

SCHEDULE A

MINERAL PROPERTY

Group	Concession Name	Title #	Area (HAS.)	Original Title Effective Date	Concessionaire	Royalty
	San Miguel	166401	12.9458	June 4, 1980	Paramount Mexico	None
	San Juan	166402	3.00	June 4, 1980	Paramount Mexico	None
	San Luis	166422	4.00	June 4, 1980	Paramount Mexico	None
	Empalme	166423	6.00	June 4, 1980	Paramount Mexico	None
	Sangre de Cristo	166424	41.00	June 4, 1980	Paramount Mexico	None
	Santa Clara	166425	15.00	June 4, 1980	Paramount Mexico	None
San Miguel	El Carmen	166426	59.0864	June 4, 1980	Paramount Mexico	None
	Las Tres BBB	166427	23.001	June 4, 1980	Paramount Mexico	None
	Swanwick	166428	70.1316	June 4, 1980	Paramount Mexico	None
	Las Tres SSS	166429	19.1908	June 4, 1980	Paramount Mexico	None
	El Rosario	166430	14.00	June 4, 1980	Paramount Mexico	None
	Guadalupe de los Reyes	172225	8.00	October 27, 1983	Paramount Mexico	None
	Montecristo	213579	38.0560	May 18, 2001	Paramount Mexico	None
	Montecristo Fraccion	213580	0.2813	May 18, 2001	Paramount Mexico	None
La Blanca	Montecristo II	226590	27.1426	February 2, 2006	Paramount Mexico	None
	Constituyentes 1917	199402	66.2411	April 19, 1994	Paramount Mexico	None
	Santa Cruz	186960	10.00	May 17, 1990	Paramount Mexico	None
	Andrea	231075	54,990.7925	January 16, 2008	Paramount Mexico	None
	Gissel	228244	880.0	October 17, 2006	Paramount Mexico	None
	Isabel	228724	348.2850	January 17, 2007	Paramount Mexico	None
	Elyca	179842	10.0924	December 17, 1986	Paramount Mexico	None
Andrea	Maria Isabel Fraccion 1	236292	43.7262	June 11, 2010	Paramount Mexico	None
	Maria Isabel Fraccion 2	236293	24.7017	June 11, 2010	Paramount Mexico	None
	Maria Isabel Fraccion 3	236294	108.7979	June 11, 2010	Paramount Mexico	None
	Maria Isabel Fraccion 4	236295	208.2733	June 11, 2010	Paramount Mexico	None
	Samantha	240993	7,216.3266	November 16, 2012	Paramount Mexico	None
	San Francisco	191486	38.1598	December 19, 1991	Paramount Mexico	2.0% NSR
Guazaparez	Ampliacion San Antonio	196127	20.9174	September 23, 1992	Paramount Mexico	2.0% NSR
(Mexoro)	San Antonio	204385	14.8932	February 13, 1997	Paramount Mexico	2.0% NSR
	Guazaparez	209497	30.9111	August 3, 1999	Paramount Mexico	2.0% NSR
	Guazaparez 3	211040	250.0	March 24, 2000	Paramount Mexico	2.0% NSR
	Guazaparez 1	212890	451.9655	February 13, 2001	Paramount Mexico	2.0% NSR
	Guazaparez 5	213572	88.8744	May 18, 2001	Paramount Mexico	2.0% NSR
	Cantilito	220788	37.0350	October 7, 2003	Paramount Mexico	2.0% NSR
	San Antonio	222869	105.1116	September 14, 2004	Paramount Mexico	2.0% NSR
	Guazaparez 4	223664	63.9713	February 2, 2005	Paramount Mexico	2.0% NSR
	Guazaparez 2	226217	404.0016	December 2, 2005	Paramount Mexico	2.0% NSR
	Vinorama	226884	474.2220	March 17, 2006	Paramount Mexico	2.0% NSR
	Guazapares	232082	6,265.2328	June 10, 2008	Minera Gama	None
Temoris	Roble	232084	797.7950	June 10, 2008	Minera Gama	None
	Temoris Centro	232081	40,386.1449	June 10, 2008	Minera Gama	None
	Temoris Fraccion 2	229551	7,328.1302	May 18, 2007	Minera Gama	None
	Temoris Fraccion 3	229552	14.0432	May 18, 2007	Minera Gama	None
	Temoris Fraccion 4	229553	18.6567	May 18, 2007	Minera Gama	None

SCHEDULE B

REPRESENTATIONS AND WARRANTIES OF THE OWNERS AND PARENT

The Owners and Parent hereby represent and warrant to Holder, on a joint and several basis, as of the Effective Date, as follows and acknowledges that Holder is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization and Good Standing. Each of the Owners and Parent is a corporation duly incorporated and validly subsisting under the Laws of their formation. Each of the Owners and Parent is registered, licensed or otherwise qualified as required under Applicable Law where the nature or character of any permits and/or the Mineral Property requires it to be so registered, licensed or otherwise qualified.

(b)	No Violation or Rights of Termination or Acceleration. The execution and delivery of this Agreement by the Owners and Parent does not, and the consummation of the transactions contemplated hereby and the performance of this Agreement by the Owners and Parent will not:

(i)	materially conflict with or result in a material violation, contravention or breach of any of the terms, conditions or provisions of its articles or by-laws (or equivalent organizational documents), any agreement, instrument or license to which it is a party or by which it is bound or constitute a material default or violation by it thereunder, or result in the creation or imposition of any Encumbrance upon the Mineral Property except by virtue of the constitution of the Royalty;

(ii)	constitute a default or violation by an Owner or Parent under any Laws to which it is subject or by which it is bound;

(iii)	result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or create, give rise to or change any rights or obligations of any person under, or result in the creation of an Encumbrance on the Mineral Property pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its respective property or assets is bound; or

(iv)	result in any right of first offer, pre-emptive right, right of first refusal or other right to purchase.

(c)	Consents and Approvals. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Body is required to be obtained or made by or with respect to the Owners in connection with the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby.

(d)	Capacity. Each of the Owners and Parent has the requisite corporate power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Owners and Parent and the completion of the transactions contemplated hereby by them has been duly authorized by their respective board of directors and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby.

(e)	Binding Agreement. This Agreement has been duly executed and delivered by each of the Owners and Parent and constitutes a legal, valid and binding obligation, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally and to general principles of equity.

(f)	No Bankruptcy Proceedings. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of the Owners and Parent, threatened against the Owners or Parent, before any court, administrative, regulatory or similar agency or tribunal.

(g)	No Option. No person other than Holder has any oral or written agreement, option, warrant, privilege or right, or any right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise), for the purchase of the Royalty, or any portion thereof.

(h)	Absence of Undisclosed Liabilities. To the knowledge of the Owners and Parent, the Mineral Property and the Royalty are not subject to any liabilities or obligations of any nature or kind (whether accrued, absolute, contingent or otherwise) other than as otherwise disclosed in this Agreement.

(i)	Mineral Property.

(i)	The Owners are in possession of the Mineral Property and owns 100% of the undivided legal and beneficial interest in and to each mining concession comprising the Mineral Property and except for the Permitted Encumbrances the Owners have good and marketable title in and to, or valid and subsisting interests in the Mineral Property and has the legal authority to hold such interests in the Mineral Property.

(ii)	Except as disclosed in Schedule D, no person has any back-in rights, earn-in rights, rights of first refusal, rights of first offer, option rights, royalty rights or similar rights or provisions in respect of the Mineral Property, other than Governmental Bodies pursuant to Applicable Law.

(iii)	The Owners and Parent have paid when due and payable all required mining duties (Pagos de Derechos), fees or other amounts and satisfactorily expended all annual investments (Obras y Trabajos) required by law and regulation to maintain in good standing all mining concessions, rights, and interests necessary for the exploration and exploitation of the Mineral Property and to preserve the Owners’ right to explore and exploit the same.

(iv)	There are no adverse claims, actions, suits or proceedings that have been commenced or, to the knowledge of the Owners or Parent, that are pending or threatened, affecting or which could affect the Owners, Parent, the Mineral Property or the Royalty.

(v)	The Owners and Parent have not received from any Governmental Body or any other person any notice in respect of any threat or intention to not issue or renew any governmental authorization or other authorizations, approvals, orders, rulings, certificates, consents, directives, notices, licences, permits, variances, registrations or other rights required by the Owners or Parent in connection with the Mineral Property. Without limiting the generality of the foregoing: the Owners and Parent have not received any notice of any cancellation proceeding or decision to cancel any or all of the mining concessions comprising the Mineral Property, and they do not have knowledge of any cancellation proceeding pending or threatened against or affecting any or all the mining concessions comprising the Mineral Property or of any discussions or negotiations which could reasonably be expected to lead to any such cancellation proceeding.

(vi)	The Owners have all leases, licenses, rights of way, rights to use, surface rights, easements or other real property interests that are required to conduct all exploration activities in respect of the Mineral Property as currently conducted or as planned.

(vii)	To the knowledge of the Owners and Parent, all work carried out on the Mineral Property has been carried out in accordance with all applicable Laws, including environmental laws and neither the Owners nor Parent have received any notice of any breach of such Laws.

(viii)	The Owners have the unencumbered right to create the Royalty and sell it to Holder as provided in this Agreement.

(j)	Technical Disclosure. Parent’s technical disclosure disclosed in the technical report created pursuant to NI 43-101, entitled “Technical Report & Preliminary Economic Assessment for the San Miguel Project, Guazapares Mining District, Chihuahua Mexico” and dated August 22, 2014, as such report may be restated, updated or replaced, and its public disclosure documents were prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices and NI 43-101 as it was in effect on the date of the filing of the applicable document. The information provided by Parent to the Qualified Persons (as defined in NI 43-101 as it was in effect on the date of the filing of the applicable document) in connection with the preparation of such disclosure was complete and accurate at the time such information was furnished.

(k)	Maintenance of Mineral Property. All taxes, fees, investments, and other amounts have been paid or expended when due and payable and all other actions, including, but not limited to, filing all required reports with Dirección General de Minas, have been taken and all other obligations as are required to maintain the Mineral Property have been complied with.

(l)	Compliance with Laws. The Owners have complied with and is not in violation of any Applicable Laws other than such non-compliance or violations which would not, individually or in the aggregate, have a material adverse effect in respect of the Owners, the Mineral Property, the Royalty or any activities undertaken by or on behalf of the Owners.

(m)	Brokers and Finders. Neither Parent or the Owners nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders’ fees in such manner as to give rise to any valid claim against Holder for a finder’s fee, brokerage commissions or similar payment.

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF HOLDER

Holder hereby represents and warrants to the Owners, as of the Effective Date, as follows and acknowledges that the Owners are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Organization. Holder is a corporation duly incorporated and validly subsisting under the Laws of its jurisdiction of incorporation.

(b)	No Violation or Rights of Termination or Acceleration. The execution and delivery of this Agreement by Holder does not, and the consummation of the transactions contemplated hereby and the performance of this Agreement by Holder will not:

(i)	materially conflict with or result in a material violation, contraventions or breach of any of the terms, conditions or provisions of its articles or by-laws (or equivalent organizational documents) of Holder or any agreement, instrument or license to which Holder is a party or by which Holder is bound or constitute a material default or violation by Holder thereunder; or

(ii)	result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or create, give rise to or change any rights or obligations of any person under, or result in the creation of an Encumbrance on any property or asset of Holder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holder is a party or by which Holder or any of its respective property or assets is bound;

except, with respect to clauses (i) and (ii), for any such events or occurrences that could not reasonably be expected to materially impair the ability of Holder to perform its obligations hereunder or to complete the transactions contemplated hereby.

(c)	Consents and Approvals. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Body is required to be obtained or made by or with respect to Holder in connection with the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby.

(d)	Capacity. Holder has the requisite corporate power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to complete the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Holder and the completion of the transactions contemplated hereby by it has been duly authorized by its board of directors and no other corporate proceedings are necessary to authorize the execution, delivery and performance of this Agreement or the completion of the transactions contemplated hereby.

(e)	Binding Agreement. This Agreement has been duly executed and delivered by Holder and constitutes a legal, valid and binding obligation, enforceable against Holder in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally and to general principles of equity.

SCHEDULE D

PERMITTED ENCUMBRANCES

(i)	Existing Royalties;

(ii)	Inchoate or statutory liens for taxes, assessments, royalties payable to a Governmental Body, rents or charges not at the time due or payable, or being contested in good faith through appropriate proceedings;

(iii)	Any reservations, or exceptions contained in the original grants of land or by applicable statute or the terms of any lease in respect of any properties, concessions, leases or other mining rights or comprising the Mineral Property;

(iv)	Rights of way for or reservations or rights of others for, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances, surface access rights or other restrictions as to the use of the Mineral Property, which do not in the aggregate materially detract from the use of the Mineral Property for the purpose of conducting and carrying out mining operations thereon;

(v)	Security deposits with any Governmental Body and utilities in the ordinary course of business (including, to the extent applicable, any reclamation obligations); and

(vi)	The registered liens of Sunburst Mining de Mexico, S.A. de C.V. and Paramount Gold and Silver Corporation in respect of the concessions noted below:

FILE	REGISTRATION DATE	KIND OF LIEN	PARTIES	VALIDITY	REGISTRATION
File. 742/2008	29/09/08	Constitution of Mortgage Security	Sunburst Mining de Mexico, S.A. de C.V. and Paramount Gold and Silver Corporation		Book 129, Volume 24, Page 79 and Act 133
File. 272/2001	25/04/11	Acknowledgment of debt with Mortgage Security	Paramount Gold de Mexico, S.A. de C.V. and Paramount Gold and Silver Corporation	From 16/11/2010 to 16/11/2020	Book 129, Volume 30, Page 24 and Act 35

Número de Titulo	Nombre de Concesion
222869	San Antonio
220788	Cantillito
223664	Guazapares 4
226217	Guazapares 2
226884	Vinorama